EXHIBIT 8.1

Name of Subsidiary and Name Under Which It Does Business	Place of Incorporation	Beneficial Ownership
Shanda Games International (Pte) Ltd.	Singapore	100%
Eyedentity Games, Inc.	Republic of Korea	89.99%
eFusion MMOG GmbH	Germany	70%
Shanda Games Korean Investment Limited	BVI	100%
Actoz Soft Co., Ltd.	Republic of Korea	51.19%
Shanda Games Holdings (HK) Limited	Hong Kong	100%
Shengqu Information Technology (Shanghai) Co., Ltd.	PRC	100%
Shengji Information Technology (Shanghai) Co., Ltd.	PRC	100%
Shanda Games Technology (HK) Limited	Hong Kong	100%
Lansha Information Technology (Shanghai) Co., Ltd.	PRC	100%
Goldcool Holdings Limited	BVI	95%
Goldcool Holdings (HK) Limited	Hong Kong	95%
Kuyin Software (Shanghai) Co., Ltd.	PRC	95%

Name of VIE and Name Under Which It Does Business	Place of Incorporation
Shanghai Shulong Technology Development Co., Ltd.	PRC
Shanghai Shulong Computer Technology Co., Ltd.	PRC
Nanjing Shulong Computer Technology Co., Ltd.	PRC
Chengdu Youji Technology Co., Ltd.	PRC
Tianjin Youji Technology Co., Ltd.	PRC
Chengdu Aurora Technology Development Co., Ltd.	PRC
Chengdu Simo Technology Co., Ltd	PRC
Shanghai Shengzixin Equity Investment Fund	PRC
Shanghai Hongli Digital Technology Co., Ltd.	PRC